Exhibit 99.1

Houston American Energy Corp. Announces

Redemption of Preferred Stock

HOUSTON, TX, March 4, 2021 – Houston American Energy Corp. (NYSE American: HUSA) today announced the redemption of all outstanding shares of its 12% Series A Convertible Preferred Stock and 12% Series B Convertible Preferred Stock.

The company funded the redemption of its preferred stock using $1.97 million of proceeds from sales of common stock under its At-the-Market Sales Issuance Agreement.

John Terwilliger, President and Chief Financial Officer of Houston American, stated “Proceeds from the sale of shares under our ATM program has positioned us to meet our expected capital requirements for the foreseeable future while also providing adequate capital to redeem our outstanding preferred stock, eliminating approximately $230,000 of annual dividend obligations. With our now simple debt-free capital structure and cash on hand, we are well positioned to fund our efforts to acquire, drill and develop prospects with a view to growing our reserves and production.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding our ability to meet our capital requirements for the foreseeable future and our ability to acquire, drill and develop prospects and grow reserves and production. Our ability to fund the acquisition, drilling and development of prospect and to grow reserves and production is subject to numerous risk factors, including our dependence upon third party operators and suppliers to perform within the planned time frame and within budget, the availability of rigs and services necessary to conduct drilling operations and the actual results of operations, among other risks described in our reports filed with the Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.